Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.525.3300
ir@avistar.com

AVISTAR COMMUNICATIONS ANNOUNCES RECEIPT OF
NOTICE FROM NASDAQ

SAN MATEO, CA – April 24, 2008 – Avistar Communications Corporation (NASDAQ: AVSR), a provider of unified visual communications solutions, today announced that, on April 18, 2008, it received a notice from The Nasdaq Stock Market indicating that Avistar does not comply with Marketplace Rule 4310(c)(4). This rule requires the company to have a minimum bid price of $1.00 per share for continued listing on The Nasdaq Capital Market.  The Nasdaq Staff noted that for the 30 consecutive business days prior to April 18, 2008, the bid price of Avistar’s common stock closed below $1.00 per share.  Avistar has been provided 180 calendar days, or until October 15, 2008, to regain compliance.

If Avistar is unable to regain compliance by October 15, 2008, the Nasdaq Staff will determine whether Avistar meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement.   If Avistar meets such initial listing requirements, the Nasdaq Staff may grant Avistar an additional 180 day compliance period.  If Avistar does not meet such other initial listing requirements, the Nasdaq Staff will provide written notification that Avistar’s securities will be delisted.  At such time, Avistar may be permitted to appeal the Nasdaq Staff’s determination to delist its securities to a Listing Qualifications Panel.

As previously announced, Avistar is currently in a compliance monitoring period with The Nasdaq Stock Market as a result of a past compliance issue that was subsequently cured. If at any time between March 20, 2008 and June 1, 2008, the market value of Avistar’s securities falls below the required minimum of $35 million for 30 consecutive trading days, a Nasdaq Listing Qualifications Panel will promptly conduct a hearing with respect to such failure and Avistar’s securities would be subject to delisting.

About Avistar Communications Corporation

Avistar creates technology that provides the missing critical element in unified communications: bringing people in organizations face-to-face through enhanced communications, for true collaboration anytime, anyplace. Its latest product, C3, draws on over a decade of market experience to deliver a single-click desktop or room-based videoconferencing and collaboration experience, that moves business communications into a new era. Available as a stand-alone solution, or integrated with existing unified communications software from other vendors, Avistar’s C3 users gain instant messaging-style ability to initiate video communications and collaborate across and outside the enterprise. Patented bandwidth management enables thousands of users to access desktop videoconferencing, Voice over IP (VoIP), collaboration services, and streaming media without requiring substantial new network investment or impairing network performance.

Avistar’s desktop videoconferencing and collaboration installations are among the world’s largest, including more than 18,000 seats sold in more than 40 countries. Clients report as much as a 20 percent reduction in travel expense and carbon emissions, 3 percent increase in productivity, and immeasurably improved relationship building within their organizations, as well as with suppliers and customers. Avistar holds a portfolio of 80 patents for inventions in video and network technology and licenses IP to videoconferencing, rich-media services, public networking and related industries. Current licensees include Sony Corporation, Sony Computer Entertainment Inc., Polycom, Inc., Tandberg ASA, Radvision Ltd. and Emblaze-VCON.

For more information, visit www.avistar.com

Cautionary Note Regarding Forward Looking Statements
The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding the company’s prospects for regaining and sustaining compliance with the continued listing requirements of The Nasdaq Stock Market, the company’s ability to appeal any delisting decision of the Nasdaq staff to the Nasdaq Listing Qualifications Panel, and the availability of additional time periods for the company to regain and sustain compliance with applicable Nasdaq Marketplace Rules.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The company cautions readers of this press release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, difficulties or delays in regaining and sustaining compliance, and the possibility that the company will be subject to delisting from The Nasdaq Stock Market due to its failure to satisfy the requirements for continued listing. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the SEC, including the company's most recent annual report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K. Readers of this press release are referred to such filings. The forward-looking statements in this press release are based upon information available to the company as of the date of the release, and the company assumes no obligations to update any such forward-looking statements.